Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831
Telephone:	203 622 3131
203 622 6080

unitedrentals.com
United Rentals Announces Second Quarter 2009 Results
GREENWICH, Conn. – July 29, 2009 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 2009. Total revenue was $615 million and rental revenue was $454 million, compared with $831 million and $628 million, respectively, for the same period last year. Operating income was $5 million for the quarter, compared with $128 million for the same period last year.
On a GAAP basis, the company reported a second quarter 2009 net loss of $17 million, or $0.28 per diluted share, compared with a net loss available to common stockholders of $202 million, or $2.33 per diluted share, for the same period in 2008. Adjusted EPS, which excludes the impact of special items, was a loss of $0.24 per diluted share, compared with earnings of $0.69 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 24.4% for the second quarter, compared with 32.4% in 2008. The change in profitability primarily reflects a continued decline in non-residential construction activity and its negative impact on pricing, partially offset by the savings realized from the company’s ongoing cost-cutting measures.
Second Quarter 2009 Highlights
•
Total debt, including subordinated convertible debentures, decreased by $57 million during the quarter. The company repurchased and retired $328 million aggregate principal amount of outstanding indebtedness and subordinated convertible debentures and recognized gains of $26 million.

•
Free cash flow was $70 million, compared with free cash usage of $26 million for the same period last year. The company expects to generate approximately $325 million of free cash flow for full-year 2009, an increase from its previous estimate of $300 million.

•	The company sold $271 million of fleet on an original equipment cost basis at an average age of 78 months, primarily in category classes with lagging utilizations.
•
SG&A expense decreased by $27 million compared with the second quarter last year. The company expects to reduce its full year SG&A expense by $80 million to $90 million, an increase from its previous estimate of $50 million to $60 million.

•
Cost of equipment rentals, excluding depreciation, decreased by $69 million compared with the second quarter last year. The company expects to reduce its full year cost of equipment rentals, excluding depreciation, by $190 million to $210 million.

•	38 branches were closed or consolidated in the quarter, and headcount was reduced by approximately 800.
•
Time utilization decreased 2.4 percentage points to 61.3%, and rental rates declined 14.0%, compared with the second quarter last year. Dollar utilization, which reflects the impact of both rental rates and time utilization, decreased 12.5 percentage points to 44.9%.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “Our company is bringing discipline to every area of our operations, while expanding the relationships that are vital to our strategic growth, particularly with larger customers. In the second quarter, we continued to proactively manage our capital structure, cash flow and costs to provide us with greater financial flexibility. Based on the success of these initiatives, we are comfortable increasing our full year estimates for both free cash flow and SG&A expense reduction.”

Mr. Kneeland continued, “Looking forward, we believe that our operating environment will remain very challenging. Our best estimate at this time is that non-residential construction activity will continue to decline on a year-over-year basis into 2010, although the rate of decline may moderate. Our infrastructure rentals should see the benefit of stimulus funds, while on a macro level we believe that our end markets will stabilize next year and begin a gradual recovery.”
Six Months 2009 Results
For the first half 2009, the company reported total revenue of $1,209 million and rental revenue of $902 million, compared with $1,603 million and $1,206 million, respectively, for the same period last year. Operating income was $23 million for the first half 2009, compared with $230 million for the same period last year.
On a GAAP basis, the company reported a net loss of $36 million, or $0.60 per diluted share, for the first half 2009, compared with a net loss available to common stockholders of $164 million, or $1.89 per diluted share, for the same period in 2008. Adjusted EPS, which excludes the impact of special items, was a loss of $0.56 per diluted share, compared with earnings of $1.15 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 24.4% for the first half 2009, compared with 31.1% in 2008. The change in profitability primarily reflects a continued decline in non-residential construction activity and its negative impact on pricing, partially offset by savings realized from the company’s ongoing cost-cutting measures.
Free Cash Flow and Fleet Size
For the first half 2009, free cash flow was $199 million after total rental and non-rental capital expenditures of $164 million, compared with free cash flow of $117 million after total rental and non-rental capital expenditures of $469 million for the same period last year. The year-over-year improvement in free cash flow was largely the result of a $299 million reduction in rental capital expenditures, partially offset by lower cash generated from operating activities.
The size of the rental fleet, as measured by the original equipment cost, was $3.8 billion and the age of the rental fleet was 40 months at June 30, 2009, compared with $4.1 billion and 39 months at December 31, 2008.
$500 Million of New Senior Notes due 2016
On June 2, 2009, the company announced that its operating subsidiary, United Rentals North America Inc., had completed an offering of $500 million aggregate principal amount of 10 7/8% senior unsecured notes due 2016. The transaction closed on June 9, 2009, and the company received net proceeds, after underwriting discounts and commissions, fees and expenses, of $471 million.
Return on Invested Capital (ROIC)
Return on invested capital was 5.5% for the 12 months ended June 30, 2009, a decrease of 2.4 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 30, 2009, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 866-799-1344.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of (loss) income before (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment, non-rental depreciation and amortization and stock compensation expense, net. Adjusted EBITDA represents EBITDA plus the sum of the charge related to the settlement of the SEC inquiry and the restructuring charge. Adjusted EPS represents EPS plus (i) the sum of the restructuring and asset impairment charges, the charge related to the settlement of the SEC inquiry, the preferred stock redemption charge and the foreign tax credit valuation allowance and other less (ii) the gains on the repurchase and retirement of outstanding indebtedness and subordinated convertible debentures. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 580 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 8,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 2,700 classes of equipment with a total original cost of $3.8 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the depth and duration of the current economic downturn and accompanying decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) our inability to benefit from government spending associated with stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (5) inability to access the capital that our businesses or growth plans may require; (6) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (7) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (8) rates we can charge and time utilization we can achieve being less than anticipated; and (9) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change

Revenues:
Equipment rentals	$454	$628	(27.7%)	$902	$1,206	(25.2%)
Sales of rental equipment	84	68	23.5%	151	134	12.7%
New equipment sales	20	46	(56.5%)	43	88	(51.1%)
Contractor supplies sales	33	59	(44.1%)	65	115	(43.5%)
Service and other revenues	24	30	(20.0%)	48	60	(20.0%)

Total revenues	615	831	(26.0%)	1,209	1,603	(24.6%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	221	290	(23.8%)	454	566	(19.8%)
Depreciation of rental equipment	110	111	(0.9%)	216	219	(1.4%)
Cost of rental equipment sales	92	48	91.7%	151	97	55.7%
Cost of new equipment sales	17	39	(56.4%)	37	73	(49.3%)
Cost of contractor supplies sales	25	45	(44.4%)	48	89	(46.1%)
Cost of service and other revenues	9	12	(25.0%)	18	24	(25.0%)

Total cost of revenues	474	545	(13.0%)	924	1,068	(13.5%)

Gross profit	141	286	(50.7%)	285	535	(46.7%)

Selling, general and administrative expenses	101	128	(21.1%)	209	257	(18.7%)
Restructuring charge	20	1		24	4
Charge related to settlement of SEC inquiry	—	14		—	14
Non-rental depreciation and amortization	15	15	—	29	30	(3.3%)

Operating income	5	128	(96.1%)	23	230	(90.0%)

Interest expense, net	42	48	(12.5%)	92	89	3.4%
Interest expense — subordinated convertible debentures, net	(10)	3		(8)	5
Other expense, net	2	1		1	1

(Loss) income before (benefit) provision for income taxes	(29)	76		(62)	135

(Benefit) provision for income taxes	(12)	39		(26)	60

Net (loss) income	$(17)	$37		$(36)	$75

Preferred stock redemption charge	—	(239)		—	(239)

Net loss available to common stockholders	$(17)	$(202)		$(36)	$(164)

Diluted loss per share (inclusive of preferred stock redemption charge)	$(0.28)	$(2.33)		$(0.60)	$(1.89)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$125	$77
Accounts receivable, net	375	454
Inventory	55	59
Prepaid expenses and other assets	36	37
Deferred taxes	74	76

Total current assets	665	703

Rental equipment, net	2,522	2,746
Property and equipment, net	434	447
Goodwill and other intangible assets, net	230	229
Other long-term assets	67	66

Total assets	$3,918	$4,191

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$9	$13
Accounts payable	144	157
Accrued expenses and other liabilities	196	257

Total current liabilities	349	427

Long-term debt	3,042	3,186
Subordinated convertible debentures	124	146
Deferred taxes	407	414
Other long-term liabilities	42	47

Total liabilities	3,964	4,220

Common stock	1	1
Additional paid-in capital	468	466
Accumulated deficit	(548)	(512)
Accumulated other comprehensive income	33	16

Total stockholders’ deficit	(46)	(29)

Total liabilities and stockholders’ deficit	$3,918	$4,191

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash Flows From Operating Activities:
Net (loss) income	$(17)	$37	$(36)	$75
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	125	126	245	249
Amortization and write-off of deferred financing and related costs	4	5	8	7
Loss (gain) on sales of rental equipment	8	(20)	—	(37)
Loss (gain) on sales of non-rental equipment	2	(1)	1	(1)
Non-cash adjustments to equipment	4	1	8	2
Stock compensation expense, net	2	1	4	2
Restructuring charge	20	1	24	4
Gain on repurchase of debt securities	(13)	—	(17)	—
Gain on retirement of subordinated convertible debentures	(13)	—	(13)	—
(Decrease) increase in deferred taxes	(4)	34	(7)	52
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(10)	(26)	83	39
Decrease (increase) in inventory	4	1	4	(3)
(Increase) decrease in prepaid expenses and other assets	(3)	(14)	1	(12)
(Decrease) increase in accounts payable	(11)	36	(14)	117
(Decrease) increase in accrued expenses and other liabilities	(17)	40	(86)	(47)

Net cash provided by operating activities	81	221	205	447

Cash Flows From Investing Activities:
Purchases of rental equipment	(86)	(301)	(138)	(437)
Purchases of non-rental equipment	(14)	(17)	(26)	(32)
Proceeds from sales of rental equipment	84	68	151	134
Proceeds from sales of non-rental equipment	5	3	8	5
Purchases of other companies	1	—	(1)	—

Net cash used in investing activities	(10)	(247)	(6)	(330)

Cash Flows From Financing Activities:
Proceeds from debt	3,008	353	5,572	353
Payments of debt	(3,043)	(479)	(5,713)	(486)
Cash paid in connection with preferred stock redemption	—	(254)	—	(254)
Payments of financing costs	(14)	(30)	(14)	(30)
Excess tax benefits from share-based payment arrangements	—	—	(1)	—

Net cash used in financing activities	(49)	(410)	(156)	(417)

Effect of foreign exchange rates	7	1	5	(1)

Net increase (decrease) in cash and cash equivalents	29	(435)	48	(301)
Cash and cash equivalents at beginning of period	96	515	77	381

Cash and cash equivalents at end of period	$125	$80	$125	$80

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009	2008	% Change		2009	2008	% Change

General Rentals
Reportable segment revenue	$576	$781	(26.2%)		$1,134	$1,508	(24.8%)
Reportable segment operating income	(2)	115	(101.7%)		13	208	(93.8%)
Reportable segment operating margin	(0.3%)	14.7%	(15.0	pts)	1.1%	13.8%	(12.7	pts)

Trench Safety, Pump and Power
Reportable segment revenue	$39	$50	(22.0%)		$75	$95	(21.1%)
Reportable segment operating income	7	13	(46.2%)		10	22	(54.5%)
Reportable segment operating margin	17.9%	26.0%	(8.1	pts)	13.3%	23.2%	(9.9	pts)

Total United Rentals
Reportable segment revenue	$615	$831	(26.0%)		$1,209	$1,603	(24.6%)
Reportable segment operating income	5	128	(96.1%)		23	230	(90.0%)
Reportable segment operating margin	0.8%	15.4%	(14.6	pts)	1.9%	14.3%	(12.4	pts)
DILUTED LOSS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net (loss) income	$(17)	$37	$(36)	$75
Preferred stock redemption charge	—	(239)	—	(239)

Net loss available to common stockholders	$(17)	$(202)	$(36)	$(164)

Weighted-average diluted common shares	60.1	86.4	60.1	86.4

Diluted loss per share (inclusive of preferred stock redemption charge)	$(0.28)	$(2.33)	$(0.60)	$(1.89)

UNITED RENTALS, INC.
ADJUSTED (LOSS) EARNINGS PER SHARE RECONCILIATION
We define “adjusted (loss) earnings per share” as the sum of (i) diluted loss per share — GAAP, as reported, plus the after-tax impact of (ii) restucturing charge, (iii) gain on repurchase of debt securities and retirement of subordinated convertible debentures, (iv) asset impairment charge, (v) charge related to the settlement of the SEC inquiry, (vi) preferred stock redemption charge, and (vii) foreign tax credit valuation allowance and other. Management believes adjusted (loss) earnings per share provides useful information concerning future profitability.
However, adjusted (loss) earnings per share is not a measure of financial performance under GAAP. Accordingly, adjusted loss (earnings) per share should not be considered an alternative to GAAP loss per share. The table below provides a reconciliation between diluted loss per share — GAAP, as reported, and diluted loss (earnings) per share — adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Diluted loss per share — GAAP, as reported	$(0.28)	$(2.33)	$(0.60)	$(1.89)

After-tax impact of:

Restructuring charge	0.22	0.01	0.25	0.03
Gain on repurchase of debt securities and retirement of subordinated convertible debentures	(0.27)	—	(0.31)	—
Asset impairment charge	0.09	—	0.10	—
Charge related to settlement of SEC inquiry	—	0.16	—	0.16
Preferred stock redemption charge	—	2.76	—	2.76
Foreign tax credit valuation allowance and other	—	0.09	—	0.09

Diluted (loss) earnings per share — adjusted	$(0.24)	$0.69	$(0.56)	$1.15

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
“EBITDA” represents the sum of (loss) income before (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment, non-rental depreciation and amortization and stock compensation expense, net. Adjusted EBITDA represents EBITDA plus the restructuring charge and the charge related to the settlement of the SEC inquiry. Management believes EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between (loss) income before (benefit) provision for income taxes and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

(Loss) income before (benefit) provision for income taxes	$(29)	$76	$(62)	$135
Interest expense, net	42	48	92	89
Interest expense — subordinated convertible debentures, net	(10)	3	(8)	5
Depreciation — rental equipment	110	111	216	219
Non-rental depreciation and amortization	15	15	29	30
Stock compensation expense, net	2	1	4	2

EBITDA (1)	130	254	271	480
Restructuring charge	20	1	24	4
Charge related to settlement of SEC inquiry	—	14	—	14

Adjusted EBITDA (2)	$150	$269	$295	$498

(1)	Our EBITDA margin was 21.1% and 30.6% for the three months ended June 30, 2009 and 2008, respectively, and 22.4% and 29.9% for the six months ended June 30, 2009 and 2008, respectively.

(2)	Our adjusted EBITDA margin was 24.4% and 32.4% for the three months ended June 30, 2009 and 2008, respectively, and 24.4% and 31.1% for the six months ended June 30, 2009 and 2008, respectively.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and (iv) excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$81	$221	$205	$447
Purchases of rental equipment	(86)	(301)	(138)	(437)
Purchases of non-rental equipment	(14)	(17)	(26)	(32)
Proceeds from sales of rental equipment	84	68	151	134
Proceeds from sales of non-rental equipment	5	3	8	5
Excess tax benefits from share-based payment arrangements	—	—	(1)	—

Free Cash Flow	$70	$(26)	$199	$117